As filed with the Securities and Exchange Commission on April 20, 2005

Registration No. 333-122303

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERCATOR PARTNERS ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	20-2096338
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Fountain Square

11911 Freedom Drive, Suite 1080

Reston, Virginia 20190

(703) 995-5533

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rhodric C. Hackman, President

Mercator Partners Acquisition Corp.

One Fountain Square

11911 Freedom Drive, Suite 1080

Reston, Virginia 20190

(703) 995-5533

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Vincent J. McGill, Esq. Eaton & Van Winkle LLP 3 Park Avenue New York, New York 10016 (212) 779-9910 (212) 779-9928 - Facsimile	David Alan Miller, Esq. Graubard Miller 405 Lexington Avenue New York, New York 10174 (212) 818-8800 (212) 818-8881 - Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Filed Pursuant to Rule 424(b)(3)

SEC File No. 333-122303

PROSPECTUS

$51,710,000

MERCATOR PARTNERS ACQUISITION CORP.

500,000 Series A Units

4,600,000 Series B Units

Mercator Partners Acquisition Corp. is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business.

This is an initial public offering of our securities. Our securities are being offered in the form of 5,100,000 units, consisting of 500,000 Series A units and 4,600,000 Series B units.

Each Series A unit consists of:	Each Series B unit consists of:

• two shares of our common stock; • five Class W warrants; and • five Class Z warrants.	• two shares of our Class B common stock; • one Class W warrant; and • one Class Z warrant.

Investors may purchase either Series A units, Series B units or any combination thereof.

Holders of our common stock and Class B common stock are each entitled to one vote for each share of record on all matters to be voted on by stockholders other than in connection with a proposed business combination. Only holders of our Class B common stock are entitled to vote in connection with a proposed business combination. If a business combination is completed, all outstanding Class B common stock will automatically be converted into common stock unless the holder exercises the conversion rights described herein. Accordingly, following the completion of a business combination we will have only one class of common stock outstanding. If we are unable to complete a business combination we will dissolve and liquidate. We will distribute the funds to be deposited into trust as described below to the holders of our Class B common stock and any remaining net assets will be distributed to the holders of our common stock, in which case such holders are likely to lose all or substantially all of their investment. Purchasers of Series A units will bear all the expenses of this offering, including the underwriting discount and commissions relating to the sale of both our Series A and Series B units.

Each Class W and Class Z warrant entitles the holder to purchase one share of our common stock at a price of $5.00 per share. Each Class W and Class Z warrant will become exercisable on the later of our completion of a business combination or April 11, 2006. The Class W warrants will expire on April 10, 2010, or earlier upon redemption, while the Class Z warrants will expire on April 10, 2012, or earlier upon redemption. The Class W and Class Z warrants are redeemable at our option, with the consent of HCFP/Brenner Securities LLC as set forth in this prospectus. However, the Class W and Class Z warrants outstanding prior to this offering, all of which are held by our officers, directors and special advisors or their affiliates, shall not be redeemable by us as long as such warrants continue to be held by such individuals or their affiliates.

We have granted the underwriters a 45-day option to purchase up to an additional 75,000 Series A units and/or 690,000 Series B units solely to cover over-allotments, if any (over and above the 500,000 Series A units and 4,600,000 Series B units referred to above). The over-allotment option will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to the representative, for $100, as additional compensation, an option to purchase up to a total of 25,000 Series A units at a per-unit offering price of $17.325 and/or a total of 230,000 Series B units at a per-unit offering price of $16.665. The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part. For a more complete description of the purchase option, see “Underwriting — Purchase Option” below.

There is presently no public market for our Series A units, Series B units, common stock, Class B common stock, Class W warrants or Class Z warrants. We anticipate that the Series A and the Series B units will be quoted on the OTC Bulletin Board under the symbols MPAQU and MPABU, respectively, on or promptly after the date of this prospectus. Once the securities comprising the Series A and Series B units begin separate trading, the common stock, Class B common stock, Class W and Class Z warrants will be traded on the OTC Bulletin Board under the symbols MPAQA, MPAQB, MPAQW and MPAQL, respectively.

Investing in our securities involves a high degree of risk. See “ Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount and commissions(1)	Proceeds, before expenses, to us
Per Series A unit	$10.50	$0.735	$9.765
Per Series B unit	$10.10	$0.707	$9.393
Total	$51,710,000	$3,619,700	$48,090,300

(1)	Includes a non-accountable expense allowance in the amount of 1% of the gross proceeds, or $0.105 per Series A unit and $0.101 per Series B unit ($517,100 in total) payable to HCFP/Brenner Securities LLC.

Of the net proceeds we receive from this offering, $46,460,000 (representing the aggregate offering price of the Series B units) will be deposited into trust with American Stock Transfer & Trust Company, acting as trustee.

We are offering the Series A units and the Series B units for sale on a firm commitment basis. HCFP/Brenner Securities LLC, acting as the representative of the underwriters, expects to deliver our securities to investors in the offering on or about April 15, 2005.

HCFP/Brenner Securities LLC	Morgan Joseph

April 11, 2005

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to “we,” “us” or “our” refer to Mercator Partners Acquisition Corp. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

We are a blank check company organized under the laws of the State of Delaware on January 3, 2005. We were formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Our efforts in identifying a prospective target business will not be limited to a particular industry. Nevertheless, we intend to initially focus on the communications industry. To date, our efforts have been limited to organizational activities.

The communications industry encompasses companies which create, produce, deliver, distribute and/or market communications services and content, or provide equipment, software or technology which enables the creation and provisioning of communications services. Communications services consist of any voice, data or video transmission regardless of the medium of transmission. Examples of segments of the communications industry include but are not limited to:

•	wireline local and long distance telecommunications (including voice over internet protocol);

•	wireless voice and data;

•	cable and satellite radio and television;

•	network equipment software and hardware; and

•	information technology services and network outsourcing.

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business whose fair market value is at least equal to 80% of our net assets at the time of such acquisition. Consequently, it is likely that we will have the ability to effect only a single business combination.

Our offices are located at One Fountain Square, 11911 Freedom Drive, Suite 1080, Reston, Virginia 20190, and our telephone number is (703) 995-5533.

The Offering

Securities offered:

500,000 Series A units, at $10.50 per unit, each unit consisting of:

•      two shares of common stock;

•      five Class W warrants; and

•      five Class Z warrants.

4,600,000 Series B units, at $10.10 per unit, each unit consisting of:

•      two shares of Class B common stock;

•      one Class W warrant; and

•      one Class Z warrant.

The Series A and Series B units will begin trading on or promptly after the date of this prospectus. Each of the common stock, Class B common stock, Class W warrants and Class Z warrants may trade separately on the 90th day after the date of this prospectus unless HCFP/Brenner Securities determines that an earlier date is acceptable. In no event will HCFP/Brenner Securities allow separate trading of the common stock, Class B common stock, Class W warrants and Class Z warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K, including audited financial statements, upon the consummation of this offering, which is anticipated to take place three business days from the date of this prospectus. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Form 8-K.

Common stock:

Number outstanding before this offering	100 shares

Number to be outstanding after this offering	1,000,100 shares

Class B common stock:

Number outstanding before this offering	0 shares

Number to be outstanding after this offering	9,200,000 shares

Class W Warrants:

Number outstanding before this offering	2,475,000

Number to be outstanding after this offering	9,575,000 Class W warrants

Exercisability	Each Class W warrant is exercisable for one share of common stock.

Exercise price	$5.00

Exercise period

The Class W warrants will become exercisable on the later of:

•      the completion of a business combination with a target business, or

•      April 11, 2006.

The Class W warrants will expire at 5:00 p.m., New York City time, on April 10, 2010 or earlier upon redemption.

Redemption

We may redeem the outstanding Class W warrants (other than those outstanding prior to this offering held by our officers and directors or their affiliates) with HCFP/Brenner Securities’ prior consent:

•      in whole and not in part,

•      at a price of $.05 per warrant at any time after the warrants become exercisable,

•      upon a minimum of 30 days’ prior written notice of redemption, and

•      if, and only if, the last sale price of our common stock equals or exceeds $7.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Class Z Warrants:

Number outstanding before this offering	2,475,000

Number to be outstanding after this offering	9,575,000 Class Z warrants

Exercisability	Each Class Z warrant is exercisable for one share of common stock.

Exercise price	$5.00

Exercise period	The Class Z warrants will become exercisable on the later of: • the completion of a business combination with a target business, or • April 11, 2006.

The Class Z warrants will expire at 5:00 p.m., New York City time, on April 10, 2012 or earlier upon redemption.

Redemption

We may redeem the outstanding Class Z warrants (other than those outstanding prior to this offering held by our officers and directors or their affiliates) with HCFP/Brenner Securities’ prior consent:

•      in whole and not in part,

•      at a price of $.05 per warrant at any time after the warrants become exercisable,

•      upon a minimum of 30 days’ prior written notice of redemption, and

•      if, and only if, the last sale price of our common stock equals or exceeds $8.75 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Proposed OTC Bulletin Board symbols for our:

Series A units	MPAQU

Series B units	MPABU

Common stock	MPAQA

Class B common stock	MPAQB

Class W warrants	MPAQW

Class Z warrants	MPAQL

Offering proceeds to be held in trust:	$46,460,000 of the proceeds of this offering (representing the aggregate offering price of the Series B units) will be placed in a trust fund maintained by American Stock Transfer & Trust Company, as trustee, pursuant to an agreement with American Stock Transfer & Trust Company to be signed on the date of this prospectus. These proceeds will not be released to us unless we complete a business combination. Therefore, unless and until a business combination is consummated, the proceeds held in the trust fund will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust fund (initially, approximately $1,325,300).

Different voting rights of common stock and Class B common stock:

Holders of our common stock and Class B common stock are each entitled to one vote for each share of record on all matters to be voted on by stockholders other than in connection with a proposed business combination. Only holders of our Class B common stock are entitled to vote in connection with a proposed business combination. Following the completion of a business combination, we will have only one class of common stock outstanding. At that time, each holder will be entitled to vote on all matters.

Class B stockholders must approve business combination:

We will seek Class B stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. We will proceed with a business combination only if the holders of a majority of the Class B shares cast at the meeting to approve the business combination vote in favor of the business combination and Class B stockholders owning less than 20% of the outstanding Class B shares both vote against the business combination and also exercise their conversion rights described below. In the event of a business combination, all outstanding Class B common stock will be automatically converted into common stock. Accordingly, following the completion of a business combination, we will have only one class of common stock outstanding. In the event we are unable to complete a business combination, the trust fund will be distributed to our Class B stockholders and we will be dissolved.

Conversion rights for Class B stockholders voting to reject a business combination:

Class B stockholders voting against a business combination will be entitled to convert their shares of Class B common stock into a pro rata share of the trust fund, including any interest earned on their portion of the trust fund, if the business combination is approved and completed. Holders of Class B common stock who convert their stock into their share of the trust fund will continue to have the right to exercise any Class W and Class Z warrants they may hold.

Distribution of the proceeds held in trust to Class B stockholders in the event of no business combination followed by our dissolution:

We will promptly distribute only to our Class B stockholders the amount in our trust fund if we do not effect a business combination within 12 months after consummation of this offering (or within 18 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 12 months after consummation of this offering and the business combination has not been consummated within such 12 month period). The holders of common stock will not receive any of the proceeds held in the trust fund. However, in the event there is no business combination, we will dissolve and any remaining net assets, after the distribution of the trust fund to the Class B stockholders, will be distributed to the holders of common stock sold in this offering, in which case such holders are likely to lose all or substantially all of their investment. Purchasers of Series A units will bear all the expenses of this offering relating to the sale of both our Series A and Series B units, as well as operating expenses following the offering.

Risks

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. Additionally, our initial security holders’ initial equity investment is below that which is required under the guidelines of the North American Securities Administrators’ Association, Inc. You should also note that our financial statements contain a statement indicating that our ability to continue as a going concern is dependent on us raising funds in this offering. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 8 of this prospectus.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	January 12, 2005
	Actual	As Adjusted
Balance Sheet Data:
Working capital	$190,527	$48,026,327
Total assets	$298,527	$48,026,327
Total liabilities	$57,500	$—
Value of common stock which may be converted to cash (initial price of $5.05 per Class B share)	$—	$9,287,354
Total stockholders’ equity	$241,027	$38,738,973

The “as adjusted” information gives effect to the sale of the units we are offering including the application of the related gross proceeds and the payment of the estimated remaining costs from such sale.

The working capital excludes $50,500 of costs related to this offering that have been accrued through January 12, 2005. These deferred offering costs have been recorded as an asset and will be charged to total stockholders’ equity upon consummation of this offering.

The working capital and total assets amounts in the “as adjusted” information include the $46,460,000 to be held in the trust fund, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, the proceeds held in the trust fund will be distributed solely to our Class B stockholders.

We will not proceed with a business combination if stockholders owning 20% or more of the outstanding shares of Class B common stock both vote against the business combination and also exercise their conversion rights. Accordingly, we may effect a business combination if stockholders owning up to approximately 19.99% of the outstanding shares of Class B common stock exercise their conversion rights. If this occurred, we would be required to convert to cash up to approximately 19.99% of the 9,200,000 shares of Class B common stock sold in this offering, or 1,839,080 shares of Class B common stock, at an initial per-share conversion price of $5.05, without taking into account interest earned on the trust fund. The actual per-share conversion price will be equal to:

•	the amount in the trust account, including all accrued interest, as of two business days prior to the proposed consummation of the business combination,

•	divided by the number of Class B shares of common stock sold in this offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our units.

Risks associated with our business

We are a development stage company with no operating history and very limited resources and our financial statements contain a statement indicating that our ability to continue as a going concern is dependent on us raising funds in this offering.

We are a recently incorporated development stage company with no operating results to date. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We have no present revenue and will not generate any revenues (other than interest income on the proceeds of this offering) until, at the earliest, after the consummation of a business combination. As of January 12, 2005, our cash and working capital were insufficient to complete our planned activities for the upcoming year. The report of our independent registered public accounting firm on our financial statements includes an explanatory paragraph stating that our ability to continue as a going concern is dependent on the consummation of this offering. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If we are unable to complete a business combination, holders of our Series A units will be unable to convert their securities and participate in the distribution of the trust fund.

The trust fund is reserved for holders of our Class B common stock that will be sold as part of the Series B units. Consequently, if we are unable to complete a business combination within 12 months after the completion of this offering, or within 18 months if the extension criteria described below have been satisfied, the holders of common stock that will be sold as part of the Series A units will not be entitled to participate in the distribution of the trust fund. Furthermore, there will be no distribution from the trust fund with respect to our outstanding Class W and Class Z warrants. For a more complete discussion of the effects on the holders of our common stock and Class B common stock if we are unable to complete a business combination, see the section below entitled “Proposed Business — Effecting a business combination — Distribution of trust fund to Class B stockholders if no business combination” and “Proposed Business — Effecting a business combination — Liquidation if no business combination.”

If you purchase Series A units, the shares of common stock will not be entitled to vote on a proposed business combination.

The shares of common stock sold as part of the Series A units will not be entitled to vote on a proposed business combination with a target business. Only the holders of Class B common stock will have an opportunity to approve a business combination. Consequently, holders of common stock and warrants will be entirely dependent upon the judgment of the holders of Class B common stock in determining whether or not a proposed business combination is approved.

Purchasers of Series A units are likely to lose all or substantially all of their investment if we do not complete a business combination.

If we are unable to complete a business combination, the trust fund will be distributed to the Class B stockholders, we will be dissolved and our remaining net assets will be distributed to the holders of common stock sold in this offering. It is likely, however, that our remaining net assets will be minimal following the expenditures incurred in connection with the attempt to complete a business combination and accordingly, such holders are likely to lose all or substantially all of their investment. Purchasers of Series A units will bear all of the expenses of this offering and our operating expenses following this offering.

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a “blank check” company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and will file a Current Report on Form 8-K with the SEC upon consummation of this offering including audited financial statements demonstrating this fact, we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to Rule 419, our Series A and Series B units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section entitled “Proposed Business — Comparison to offerings of blank check companies” below.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share distribution received by Class B stockholders could be less than $5.05 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors, prospective target businesses or other entities we engage, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust fund for the benefit of our Class B stockholders, there is no guarantee that they will execute such agreements or that even if they execute such agreements that they would be prevented from bringing claims against the trust fund. Nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust fund for any reason. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of our Class B stockholders. We cannot assure you that the per-share distribution from the trust fund will not be less than $5.05, plus interest, due to claims of creditors. If we are unable to complete a business combination and are forced to distribute the proceeds held in trust to our Class B stockholders, Rhodric Hackman, our President, Lior Samuelson, our Executive Vice President, and David Ballarini, our Chief Financial Officer will be personally liable under certain circumstances to ensure that the proceeds in the trust fund are not reduced by the claims of various vendors or other entities that are owed money by us for services rendered or products sold to us. However, we cannot assure you that Messrs. Hackman, Samuelson and Ballarini will be able to satisfy those obligations.

Since we are not limited to any particular industry or any target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the industry in or business which we may ultimately operate.

We may consummate a business combination with a company in any industry we choose and are not limited to any particular industry or type of business. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business which we may ultimately acquire. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. If we complete a business combination with an entity in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. Although our management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our Series A and Series B units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business. For a more complete discussion of our selection of a target business, see the section below entitled “Proposed Business — Effecting a business combination — We have not identified a target business or target industry.”

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 40,000,000 shares of common stock, par value $.0001, 12,000,000 shares of Class B common stock, par value $.0001, and 5,000 shares of preferred stock, par value $.0001. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 9,429,900 and 2,340,000 authorized but unissued shares of our common stock and Class B common stock, respectively, available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding Class W and Class Z warrants and the purchase option granted to HCFP/Brenner Securities, the representative of the underwriters) and all of the 5,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue our securities, we will, in all likelihood, issue a substantial number of additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors in this offering;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to the common stock;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

For a more complete discussion of the possible structure of a business combination, see the section below entitled “Proposed Business — Effecting a business combination — Selection of a target business and structuring of a business combination.”

It is likely that our current officers and directors will resign upon consummation of a business combination and we will have only limited ability to evaluate the management of the target business.

Our ability to successfully effect a business combination will be totally dependent upon the efforts of our key personnel. The future role of our key personnel in the target business, however, cannot presently be ascertained. Although it is possible that some of our key personnel will remain associated in various capacities with the target business following a business combination, it is likely that the management of the target business at the time of the business combination will remain in place. While we intend to closely scrutinize the management of a prospective target business in connection with evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of management will prove to be correct.

Our officers and directors may allocate their time to other businesses which could cause a conflict of interest as to which business they present a viable acquisition opportunity to.

Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. We do not intend to have any full time employees prior to the consummation of a business combination. All of our executive officers are engaged in several other business endeavors and are not obligated to contribute any specific number of hours to our affairs. If our executive officers’ other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section below entitled “Management – Conflicts of Interest.” We cannot assure you that these conflicts will be resolved in our favor.

Our officers and directors may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by us and accordingly, may have conflicts of interest in determining which entity a particular business opportunity should be presented to.

Our officers and directors may in the future become affiliated with entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities with which they have fiduciary obligations to. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a more complete discussion of our management’s affiliations and the potential conflicts of interest that you should be aware of, see the sections below entitled “Management — Directors and Executive Officers” and “Management — Conflicts of Interest.” We cannot assure you that these conflicts will be resolved in our favor.

All of our officers and directors own securities which will not participate in the distribution of the trust fund and distributions upon our liquidation. This may cause them to have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

The common stock, Class W and Class Z warrants owned by our directors and officers will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business and completing a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

If our common stock and Class B common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock and Class B common stock has a market price per share of less than $5.00, transactions in our common stock and Class B common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock and Class B common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

It is probable that we will only be able to complete one business combination, which will cause us to be solely dependent on a single business and a limited number of products or services.

The net proceeds from this offering will provide us with only approximately $47,785,300 which we may use to complete a business combination. Our initial business combination must be with a business with a fair market value of at least 80% of our net assets at the time of such acquisition. Consequently, it is probable that we will have the ability to complete only a single business combination. Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business, or

•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.

In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.

We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Further, the obligation we have to seek Class B stockholder approval of a business combination may delay the consummation of a transaction, and our obligation to convert into cash the shares of Class B common stock in certain instances may reduce the resources available for a business combination. Additionally, our outstanding Class W and Class Z warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, in as much as we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or the depletion of the available net proceeds in search of a target business, or because we become obligated to convert into cash a significant number of shares of Class B common stock from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

Our loss of the services of any of H. Brian Thompson, Rhodric Hackman, Lior Samuelson and David Ballarini would make it more difficult to find a suitable company for a business combination which makes it more likely that we will be forced to distribute the proceeds of our trust fund to our Class B stockholders.

Our ability to successfully effect a business combination will be largely dependent upon the efforts of H. Brian Thompson, our Chairman and Chief Executive Officer, Rhodric Hackman, our President, Lior Samuelson, our Executive Vice President and David Ballarini, our Chief Financial Officer. We have not entered into an employment agreement with any of Messrs. Thompson, Hackman, Samuelson and Ballarini, nor have we obtained any “key man” life insurance on any of their lives. The loss of their services could have a material adverse effect on our ability to successfully achieve our business objectives, including seeking a suitable target business to effect a business combination.

Our outstanding warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

In connection with this offering, as part of the Series A and Series B units, we will be issuing warrants to purchase 14,200,000 shares of common stock. Our officers and directors and/or certain of their affiliates have also purchased warrants to purchase 4,950,000 shares of common stock at $5.00 per share. We will also issue an option to purchase 25,000 Series A units and/or 230,000 Series B units to the representative of the underwriters which, if exercised, will result in the issuance of an additional 710,000 warrants. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants and options could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants and options may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants and options are exercised, you may experience dilution to your holdings.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our existing stockholders are entitled to demand that we register the resale of their shares of our common stock and Class W and Class Z warrants and shares of common stock underlying their Class W and Class Z warrants at any time after we consummate a business combination. If our existing stockholders exercise their registration rights with respect to all of these shares and warrants, there will be an additional 4,950,100 shares of common stock and 4,950,000 warrants eligible for trading in the public market. The presence of this additional number of shares of common stock and warrants eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and all investors may engage in resale transactions only in those states and certain other jurisdictions.

We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in Colorado, Delaware, Florida, Hawaii, Illinois, Indiana, Maryland, New York and Rhode Island. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our securities in the offering. Institutional investors in every state except Idaho, Oregon and South Dakota may purchase units in the offering pursuant to exemptions provided to such entities under the Blue Sky laws of such states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In order to prevent resale transactions in violation of states’ securities laws, you may engage in resale transactions only in the states referred to in the first sentence of this paragraph if you are not an institutional investor, and in all states except Idaho, Oregon and South Dakota, if you are an institutional investor, and in other jurisdictions in which an applicable exemption is available or a Blue Sky application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities. For a more complete discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section entitled “Underwriting — State Blue Sky Information” below.

We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange.

Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included on The Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange.

Our obligations under laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related regulations, may increase our cost of completing a business combination.

As a public company, we will be obligated to comply with laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related regulations implemented by the Securities and Exchange Commission and the National Association of Securities Dealers. These laws and regulations may impose obligations that will increase the legal and financial costs required to consummate a business combination and increase the time required to complete a transaction.

The representative of the underwriters in the offering will not make a market for our securities which could adversely affect the liquidity and price of our securities.

HCFP/Brenner Securities, the representative of the underwriters in this offering, does not make markets in securities and will not be making a market in our securities. HCFP/Brenner Securities’ not acting as a market maker for our securities may adversely impact the liquidity and price of our securities.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

If we are deemed to be an investment company under the Investment Company Act of 1940, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities,

which may make it difficult for us to complete a business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

We believe that our anticipated principal activities will not subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in “government securities” with specific maturity dates. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

Our directors may not be considered “independent” under the policies of the North American Securities Administrators Association, Inc.

Following this offering, none of our officers or directors will own more than 0.01% of our outstanding shares of common stock. Additionally, no salary or other compensation will be paid to our officers or directors for services rendered by them on our behalf prior to or in connection with a business combination. Accordingly, we believe each non-employee director is “independent” as that term is commonly used. However, under the policies of the North American Securities Administrators Association, Inc., because each of our directors own shares of our common stock and may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, state securities administrators could take the position that such individuals are not “independent.” If this were the case, they would take the position that we would not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Additionally, there is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Although we believe that all actions taken by our directors on our behalf will be in our best interests, whether or not they are deemed to be “independent,” we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations, and a material adverse effect on the price of stock held by the public stockholders.

Because our initial stockholders’ initial equity investment was only $248,000, our offering may be disallowed by state administrators that follow the North American Securities Administrators Association, Inc. Statement of Policy on development stage companies.

Pursuant to the Statement of Policy Regarding Promoter’s Equity Investment promulgated by The North American Securities Administrators Association, Inc., an international organization devoted to investor protection, any state administrator may disallow an offering of a development stage company if the initial equity investment by a company’s promoters does not equal a certain percentage of the aggregate public offering price. Our promoters’ initial investment of $248,000 is less than the required $1,402,750 minimum amount pursuant to this policy. Accordingly, a state administrator would have the discretion to disallow our offering if it wanted to. We cannot assure you that our offering would not be disallowed pursuant to this policy. Additionally, the initial equity investment made by the initial stockholders may not adequately protect investors.

Risks related to the communications industry

Our search for a target business is not limited to any particular industry. Although our management has experience in a number of industries, its most significant relationships and expertise are in the communications industry. If we were to acquire a target company in the communications industry, we believe the following risks would apply to us following the completion of a business combination.

Changes in technology may adversely affect our operations and financial condition following a business combination.

The communications industry is substantially affected by rapid and significant changes in technology. These changes may render certain existing services and technologies used in the industry obsolete. We cannot assure you that the technologies used by or relied upon by a target business with which we effect a business combination will not be subject to such obsolescence. While we may attempt to adapt and apply the services provided by the target business to newer technologies, we cannot assure you that we will have sufficient resources to fund these changes or that these changes will ultimately prove successful.

If, following a business combination, the products that we market or sell are not accepted by the public, our results of operations will be adversely affected.

Certain segments of the communications industry are dependent on developing and marketing new products and services that respond to technological and competitive developments and changing customer needs. We cannot assure you that the products and services of a target business with which we effect a business combination will gain market acceptance. Any significant delay or failure in developing new or enhanced technology, including new product and service offerings, could result in a loss of actual or potential market share and a decrease in revenues.

If we are unable to protect our intellectual property rights following a business combination, competitors may be able to use our technology or trademarks, which could weaken our competitive position.

If we are successful in acquiring a target business and the target business is the owner of proprietary programming, characters, software or technology, our success will depend in part on our ability to obtain and enforce intellectual property rights for those assets, both in the United States and in other countries. In those circumstances, we may file applications for patents, copyrights and trademarks as our management deems appropriate. We cannot assure you that these applications, if filed, will be approved, or that we will have the financial and other resources necessary to enforce our proprietary rights against infringement by others. Additionally, we cannot assure you that any patent, trademark or copyright obtained by us will not be challenged, invalidated or circumvented.

We may not be able to successfully compete in our desired industry which is characterized by the existence of large competitors and rapidly changing technology.

There is substantial competition in all aspects of the communications industry. Numerous companies, most of which have substantially greater financial resources available to them than we will, are already engaged in all aspects of the communications industry. We cannot assure you that we will be able to compete successfully with others in the relevant market upon the successful acquisition of a target business.

We may not be able to comply with government regulations that may be adopted with respect to the communications industry.

Certain segments of the communications industry, including wireline and wireless communications networks, broadcast networks, cable networks and radio stations, have historically been subject to substantial regulation at the Federal, state and local levels. In the past, the regulatory environment, particularly with respect to the telecommunications industry and the television and radio industry, has been fairly rigid. We cannot assure you that regulations currently in effect or adopted in the future will not have a material adverse affect on any target business acquired by us.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over- Allotment Option	Over-Allotment Option Exercised
Gross proceeds	$51,710,000.00	$59,466,500.00

Offering expenses
Underwriting discount (6% of gross proceeds)	3,102,600.00	3,567,990.00
Underwriting non-accountable expense allowance (1% of gross proceeds)	517,100.00	517,100.00
Legal fees and expenses (including blue sky services and expenses)	135,000.00	135,000.00
Miscellaneous expenses	52,000.09	52,000.09
Printing and engraving expenses	50,000.00	50,000.00
Accounting fees and expenses	35,000.00	35,000.00
SEC registration fee	17,571.14	17,571.14
NASD registration fee	15,428.77	15,428.77

Net proceeds
Held in trust	46,460,000.00	53,429,000.00
Not held in trust	1,325,300.00	1,647,410.00

Total net proceeds	47,785,300.00	55,076,410.00

Use of net proceeds not held in trust
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	250,000	18.9%	250,000	15.2%
Due diligence of prospective target businesses	250,000	18.9%	250,000	15.2%
Payment of administrative fee ($7,500 per month for 18 months)	135,000	10.1%	135,000	8.2%
Legal and accounting fees relating to SEC reporting obligations	50,000	3.8%	50,000	3.0%
Working capital to cover miscellaneous expenses, D&O insurance and reserves	640,300	48.3%	962,410	58.4%

Total	$1,325,300	100.0%	$1,647,410	100.0%

$46,460,000, or $53,429,000 if the underwriters’ over-allotment option is exercised in full, of the net proceeds will be placed in a trust fund maintained by American Stock Transfer & Trust Company, New York, New York, as trustee. The proceeds will not be released from the trust fund until the earlier of the completion of a business combination or the distribution of the proceeds to our Class B stockholders. The proceeds held in the trust fund may be used as consideration to pay the sellers of a target business with which we ultimately complete a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business.

The payment to Mercator Capital L.L.C., an affiliate of Messrs. Hackman, Samuelson and Ballarini, of a monthly fee of $7,500 is for general and administrative services including office space, utilities and administrative support. This arrangement is for our benefit and is not intended to provide Messrs. Hackman, Samuelson and Ballarini with compensation in lieu of a salary. We believe, based on rents and fees for similar services in the Washington, D.C. metropolitan area, that the fee charged by Mercator Capital L.L.C. is at least as favorable as we could have obtained from an unaffiliated person.

We intend to use the excess working capital (approximately $640,300, or $962,410 if the underwriters’ over-allotment option is exercised in full) for director and officer liability insurance premiums (approximately $60,000), with the balance of $580,300, or $902,410 if the underwriters’ over-allotment option is exercised in full, being held in reserve in the event due diligence, legal, accounting and other expenses of structuring and negotiating business combinations exceed our estimates, as well as for reimbursement of any out-of-pocket expenses incurred by our officers and directors in connection with activities on our behalf as described below.

To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business.

The net proceeds of this offering not held in the trust fund and not immediately required for the purposes set forth above will only be invested in United States “government securities,” defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less so that we are not deemed to be an investment company under the Investment Company Act. The interest income derived from investment of these net proceeds during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.

We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 18 months, assuming that a business combination is not consummated during that time.

Commencing on the effective date of this prospectus through the consummation of the acquisition of the target business, we will pay Mercator Capital L.L.C. the fee described above. Other than this $7,500 per month administrative fee, no compensation of any kind (including finder’s and consulting fees) will be paid to any of our officers and directors, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, our officers and directors will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

A Class B stockholder will be entitled to receive funds from the trust fund (including interest earned on his, her or its portion of the trust fund) only in the event there is no business combination or if that Class B stockholder were to seek to convert such shares into cash in connection with a business combination which the Class B stockholder voted against and which we actually consummate. In no other circumstances will a Class B stockholder have any right or interest of any kind to or in the trust fund. Under no circumstances will holders of common stock have any right or interest of any kind to or in the trust fund.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the Class W and Class Z warrants included in the Series A and Series B units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of Class B common stock which may be converted into cash), by the number of outstanding shares of our common stock.

At January 12, 2005, our net tangible book value was $190,527, or approximately $1,905.27 per share of common stock. After giving effect to the sale of 1,000,000 shares of common stock and 9,200,000 shares of Class B common stock included in the Series A and Series B units, respectively, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value at January 12, 2005 would have been $38,738,873 or $4.63 per share, representing an immediate decrease in net tangible book value of $1,900.64 per share to the existing stockholders and an immediate dilution of $0.44 per share or 8.7% to new investors not exercising their conversion rights. For purposes of presentation, our pro forma net tangible book value after this offering is approximately $9,287,354 less than it otherwise would have been because if we effect a business combination, the conversion rights to the Class B stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the Class B shares sold in this offering at a per-share conversion price equal to the amount in the trust fund as of two business days prior to the consummation of the proposed business combination, inclusive of any interest, divided by the number of Class B shares sold in this offering.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Weighted average public offering price		$5.07
Net tangible book value before this offering	$1,905.27
Decrease attributable to new investors	($1,900.64)

Pro forma net tangible book value after this offering		$4.63

Dilution to new investors		$0.44

The following table sets forth information with respect to our existing stockholders and the new investors:

	All Classes of Common Stock Purchased		Total Consideration		Weighted Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	100	0.0%	$500	0.0%	$5.00
New investors	10,200,000	100.0%	$51,710,000	100.0%	$5.07

	10,200,100	100.0%	$51,710,500	100.0%

CAPITALIZATION

The following table sets forth our capitalization at January 12, 2005 and as adjusted to give effect to the sale of our Series A and Series B units and the application of the estimated net proceeds derived from the sale of our Series A and Series B units:

	Actual	As Adjusted
Class B Common stock, $.0001 par value, -0- and 1,839,080 shares which are subject to possible conversion, shares at conversion value	$—	$9,287,354

Stockholders’ equity:
Preferred stock, $.0001 par value, 5,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $.0001 par value, 40,000,000 shares authorized; 100 shares issued and outstanding; 1,000,100 shares issued and outstanding, as adjusted	—	100
Class B Common stock, $.0001 par value, 12,000,000 shares authorized; -0- shares issued and outstanding; 7,360,920 shares issued and outstanding (excluding 1,839,080 shares subject to possible conversion), as adjusted	—	736
Additional paid-in capital	248,000	38,745,110
Accumulated deficit	(6,973)	(6,973)

Total stockholders’ equity	$241,027	$38,738,973

Total capitalization	$241,027	$48,026,327

If we consummate a business combination, the conversion rights afforded to our Class B stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of Class B shares sold in this offering at a per-share conversion price equal to the amount in the trust fund as of two business days prior to the consummation of the proposed consummation of a business combination, inclusive of any interest thereon, divided by the number of Class B shares sold in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed on January 3, 2005 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a currently unidentified operating business. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of our stockholders;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to the common stock;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

We estimate that the net proceeds from the sale of the Series A and Series B units, after deducting offering expenses of approximately $822,100, including $517,100 evidencing the underwriters’ non-accountable expense allowance of 1% of the gross proceeds, and underwriting discounts of approximately $3,102,600, will be approximately $47,785,300, or $55,076,410 if the underwriters’ over-allotment option is exercised in full. Of this amount, $46,460,000, or $53,429,000 if the underwriters’ over-allotment option is exercised in full, will be held in trust and the remaining $1,325,300, or $1,647,410 if the underwriters’ over-allotment option is exercised in full, will not be held in trust. We will use substantially all of the net proceeds of this offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended to acquire a target business will be used to finance the operations of the target business. We believe that, upon consummation of this offering, the funds available to us outside of the trust fund will be sufficient to allow us to operate for at least the next 18 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate approximately $250,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, $250,000 of expenses for the due diligence investigations of prospective target businesses, $135,000 for the administrative fee payable to Mercator Capital L.L.C. ($7,500 per month for 18 months), $50,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and $640,300 (or $962,410 if the underwriters’ over-allotment option is exercised in full) for general working capital that will be used for miscellaneous expenses and reserves, including approximately $60,000 for director and officer liability insurance premiums. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us. We would only consummate such a financing simultaneously with the consummation of a business combination.

We are obligated, commencing on the date of this prospectus, to pay to Mercator Capital L.L.C., an affiliate of Messrs. Hackman, Samuelson and Ballarini, a monthly fee of $7,500 for general and administrative services.

PROPOSED BUSINESS

Introduction

We are a Delaware blank check company incorporated on January 3, 2005, to serve as a vehicle for the acquisition of an operating business. Our efforts in identifying a prospective target business will not be limited to a particular industry. Although our management has experience in a number of industries, its most significant relationships and expertise are in the communications industry.

The communications industry

The communications industry encompasses companies which create, produce, deliver, distribute and/or market communications services and content, or provide equipment, software or technology which enables the creation and provisioning of communications services. Communications services consist of any voice, data or video transmission regardless of the medium of transmission. Examples of segments of the communications industry include but are not limited to:

•	wireline local and long distance telecommunications (including voice over internet protocol);

•	wireless voice and data;

•	cable and satellite radio and television;

•	network equipment software and hardware; and

•	information technology services and network outsourcing.

Effecting a business combination

General

We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, a business combination may involve a company which may be financially unstable or in its early stages of development or growth.

We have not identified a target business

To date, we have not selected any target business, and none of our officers, directors, promoters or affiliates has had any contact or discussions with representatives of any other company regarding the possibility of a merger, capital stock exchange, asset acquisition or similar business combination between us and such company. Subject to the limitations that a target business have a fair market value of at least 80% of our net assets at the time of the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business with which we may ultimately complete a business combination. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses

We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including securities broker-dealers, investment bankers, venture capitalists, bankers and other members of the financial community, who may present solicited or unsolicited proposals. Our officers and directors and their affiliates may also bring to our attention target business candidates. While we do not presently anticipate engaging the services of professional firms that specialize in business acquisitions on any formal basis, we may engage these firms in the future, in which event we may pay a finder’s fee or other compensation. In no event, however, will we pay any of our existing officers, directors, stockholders or any entity with which they are affiliated any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business with a fair market value that is at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. In evaluating a prospective target business, our management will consider, among other factors, the following:

•	financial condition and results of operation;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry into other industries;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us.

We will endeavor to structure a business combination so as to achieve the most favorable tax treatment to us, the target business and both companies’ stockholders. We cannot assure you, however, that the Internal Revenue Service or appropriate state tax authority will agree with our tax treatment of the business combination.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination.

We have engaged the representative to act as our investment banker in connection with our business combination. We will pay the representative a cash fee at the closing of our business combination for assisting us in structuring and negotiating the terms of the transaction equal to 5% of the first $5 million of total consideration paid in connection with the business combination and an additional 4% on all consideration over $5 million, with a maximum fee to be paid of $500,000.

Fair Market Value of Target Business

The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition. The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the National Association of Securities Dealers, Inc. with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that the fair market value of the target business meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business has sufficient fair market value.

Probable lack of business diversification

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business which satisfies the minimum valuation standard at the time of such acquisition, as discussed above. Consequently, it is probable that we will have the ability to effect only a single business combination. Accordingly, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination, and

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

Limited ability to evaluate the target business’ management

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company intending to embark on a program of business development. Furthermore, the future role of our officers and directors, if any, in the target business cannot presently be stated with any certainty. While it is possible that one or more of our officers and directors will remain associated with us in some capacity following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business acquired.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for Class B stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our Class B stockholders for approval, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with seeking Class B stockholder approval of a business combination, we will furnish our Class B stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business. These materials will also be mailed to the holders of our common stock although their vote will not be solicited.

We will proceed with the business combination only if the holders of a majority of the Class B shares cast at the meeting to approve the business combination vote in favor of the business combination and the holders of Class B shares representing less than 20% of the Class B shares outstanding exercise their conversion rights.

Conversion rights

At the time we seek Class B stockholder approval of any business combination, we will offer each Class B stockholder the right to have his or her shares of Class B common stock converted to cash if he or she votes against the business combination and the business combination is approved and completed. The holders of our common stock will not be entitled to seek conversion of their shares. The actual per-share conversion price will be equal to the amount in the trust fund inclusive of any interest (calculated as of two business days prior to the proposed consummation of the business combination), divided by the number of Class B shares sold in this offering. Without taking into any account interest earned on the trust fund, the initial per-share conversion price would be $5.05, or equivalent to the Series B unit offering price of $10.10. An eligible Class B stockholder may request conversion at any time after the mailing to our Class B stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the Class B stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to Class B stockholders entitled to convert their Class B shares who elect conversion will be distributed promptly after completion of a business combination. Any Class B stockholder who converts his or her stock into his or her share of the trust fund still has the right to exercise the Class W and Class Z warrants that he or she received as part of the Series B units. We will not complete any business combination if Class B stockholders, owning 20% or more of the Class B shares outstanding, both vote against the business combination and also exercise their conversion rights.

Distribution of trust fund to Class B stockholders if no business combination

If we do not complete a business combination within 12 months after the completion of this offering, or within 18 months if the extension criteria described below have been satisfied, we will distribute to all of our Class B stockholders, in proportion to their respective equity interest in the Class B common stock, an aggregate sum equal to the amount in the trust fund, inclusive of any interest, and all then outstanding Class B common stock will be automatically cancelled. There will be no distribution from the trust fund with respect to our common stock or our Class W and Class Z warrants.

The initial distribution per Class B share, without taking into account interest, if any, earned on the trust fund, would be $5.05, or equivalent to the Series B unit offering price of $10.10 since the Series B unit contains two Class B shares. The proceeds deposited in the trust fund could, however, become subject to the claims of our creditors which could be prior to the claims of our Class B stockholders. We cannot assure you that the actual distribution per Class B share will not be less than $5.05, plus interest, due to claims of creditors. If we are unable to complete a business combination and are forced to distribute the proceeds held in trust to our Class B stockholders, each of Mr. Rhodric Hackman, our President, Mr. Lior Samuelson, our Executive Vice President, and Mr. David Ballarini, our Chief Financial Officer, will be personally liable under certain circumstances to ensure that the proceeds in the trust fund are not reduced by the claims of various vendors or other entities that are owed money by us for services rendered or products sold to us. However, we cannot assure you that any of Messrs. Hackman, Samuelson or Ballarini will be able to satisfy those obligations. If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 12 months after the completion of this offering, but are unable to complete the business combination within the 12-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so by the expiration of the 18-month period from the completion of this offering, we will then notify the trustee of the trust fund to commence liquidating the investments constituting the trust fund and will turn over the proceeds to our transfer agent for distribution to our Class B stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 12-month or 18-month period.

Our Class B stockholders shall be entitled to receive funds from the trust fund only in the event we do not complete a business combination or if the Class B stockholders seek to convert their respective shares into cash upon a business combination which the Class B stockholder voted against and which is actually completed by us. In no other circumstances shall a Class B stockholder have any right or interest of any kind to or in the trust fund. Holders of our common stock will not be entitled to receive any of the proceeds held in the trust fund.

Liquidation if no business combination

If we do not complete a business combination within 12 months after the completion of this offering, or within 18 months if the extension criteria described above have been satisfied, we will be dissolved and any remaining net assets, after the distribution of the trust fund to our Class B stockholders, will be distributed to the holders of our common stock sold in this offering. It is likely, however, that our remaining net assets will be minimal following the expenditures incurred in connection with the attempt to complete a business combination, and accordingly, such holders are likely to lose all or substantially all of their investment.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further:

•	our obligation to seek Class B stockholder approval of a business combination may delay the completion of a transaction;

•	our obligation to convert into cash shares of Class B common stock held by our Class B stockholders in certain instances may reduce the resources available to us for a business combination; and

•	our outstanding warrants and options, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately-held entities having a similar business objective as ours in acquiring a target business on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. In particular, certain industries which experience rapid growth frequently attract an increasingly larger number of competitors, including competitors with increasingly greater financial, marketing, technical and other resources than the initial competitors in the industry. The degree of competition characterizing the industry of any prospective target business cannot presently be ascertained. We cannot assure you that, subsequent to a business combination, we will have the resources to compete effectively, especially to the extent that the target business is in a high-growth industry.

Facilities

We maintain our executive offices at One Fountain Square, 11911 Freedom Drive, Suite 1080, Reston, Virginia 20190. The cost for this space is included in the $7,500 per-month fee Mercator Capital L.L.C. charges us for general and administrative services pursuant to a letter agreement between us and Mercator Capital L.L.C. We believe, based on rents and fees for similar services in the Washington, D.C. metropolitan area, that the fee charged by Mercator Capital L.L.C. is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.

Employees

We have four executive officers, all of whom are also members of our board of directors. These individuals are not obligated to contribute any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate, although we expect each of them to devote an average of approximately ten hours per week to our business. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

We have registered our securities under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent registered public accounting firm.

We will not acquire a target business if audited financial statements cannot be obtained for the target business. Additionally, our management will provide our stockholders with audited financial statements, prepared in accordance with generally accepted accounting principles, of the prospective target business as part of the proxy solicitation materials sent to Class B stockholders to assist them in assessing the target business. Our management believes that the requirement of having available audited financial statements for the target business will not materially limit the pool of potential target businesses available for acquisition.

Comparison to offerings of blank check companies

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Escrow of offering proceeds	$46,460,000 of the net offering proceeds will be deposited into a trust fund maintained by American Stock Transfer & Trust Company, as trustee.	$43,281,270 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.

Investment of net proceeds	The $46,460,000 of net offering proceeds held in trust will only be invested in U.S. “government securities,” defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

Limitation on Fair Value or Net Assets of Target Business	The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represent at least 80% of the maximum offering proceeds.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Trading of securities issued	The Series A and Series B units may commence trading on or promptly after the date of this prospectus. The common stock, Class B common stock and warrants comprising the units will begin to trade separately on the 90th day after the date of this prospectus unless HCFP/Brenner Securities informs us of its decision to allow earlier separate trading, provided we have filed with the SEC a Current Report on Form 8-K, which includes audited financial statements reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K.	No trading of the units or the underlying common stock, Class B common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.

Exercise of the warrants	The Class W and Class Z warrants cannot be exercised until the later of the completion of a business combination or one year from the date of this prospectus.	The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

Election to remain an investor	We will give our Class B stockholders the opportunity to vote on the business combination. In connection with seeking Class B stockholder approval, we will send each Class B stockholder a proxy statement containing information required by the SEC. A Class B stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust fund. However, a Class B stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.	A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective amendment, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Business combination deadline	A business combination must occur within 12 months after the consummation of this offering or within 18 months after the consummation of this offering if a letter of intent or definitive agreement relating to a prospective business combination was entered into prior to the end of the 12-month period.	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.

Release of funds	The proceeds held in the trust account will not be released until the earlier of the completion of a business combination or upon our failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

No funds released to Series A unit purchasers

We will distribute the funds to be deposited into trust to the holders of our Class B common stock and any remaining net assets will be distributed to the holders of our common stock, in which case such holders are likely to lose all or substantially all of their investment. Purchasers of Series A units will bear all the expenses of this offering, including the underwriting discount and commissions relating to the offering of both our Series A and Series B units.

All investors receive a portion of the proceeds on distribution of the trust fund.

MANAGEMENT

Directors, Executive Officers and Special Advisors

Our current directors, executive officers and special advisors are as follows:

Name	Age	Position
H. Brian Thompson	65	Chairman and Chief Executive Officer
Rhodric C. Hackman	57	President, Secretary and Director
Lior Samuelson	55	Executive Vice President and Director
David Ballarini	41	Chief Financial Officer, Treasurer and Director
Morgan E. O’Brien	60	Special Advisor
Alex Mandl	61	Special Advisor

H. Brian Thompson has been our Chairman and Chief Executive Officer since our inception. Since January 2003, Mr. Thompson also has been the Chairman of Comsat International, one of the largest independent telecommunications operators serving Latin America. Comsat, acquired from Lockheed Martin in a transaction completed in October 2002, provides international data and voice communications services to commercial customers and other telecommunications carriers through a fully integrated fiber, wireless, and satellite network. Mr. Thompson has also been the Chief Executive Officer of Universal Telecommunications, Inc., a private equity investment and advisory firm, focused on consolidations and start-up companies in the communications industry, since he formed it in June 1991. Since October 1998, Mr. Thompson has also served as the Co-Chairman for the Americas of the Global Information Infrastructure Commission, a multinational organization comprised of international communication industry professionals, the strategic objective of which is to chart the role of the private sector in the developing global information and telecommunications infrastructure. From March 1999 to September 2000, Mr. Thompson was Chairman and Chief Executive Officer of Global TeleSystems, Inc. (formerly Global TeleSystems Group, Inc.), a provider of broadband, internet and voice services, serving businesses and carriers throughout Europe. In November 2001, Global TeleSystems filed a petition for relief under Chapter 11 of the United States Bankruptcy Code in response to an involuntary petition previously filed by certain of its debentureholders. From June 1999 to September 2000, Mr. Thompson served as Chairman of Golden Telecom, Inc. (NASDAQ:GLDN), which completed its initial public offering in September 1999 after being formed in June 1999 to be the holding company for all of Global TeleSystems’ businesses in Russia and other countries in the former Soviet Union. From 1991 to June 1998, Mr. Thompson served as Chairman and Chief Executive Officer of LCI International, Inc., which became a leading telecommunications provider during his tenure. In June 1998, LCI merged with Qwest Communications International Inc. and until December 1998, Mr. Thompson served as Vice Chairman of the board of Qwest. From 1981 to 1990, Mr. Thompson served as Executive Vice President of MCI Communications Corporation, with responsibility for eight operating divisions, including MCI International. Mr. Thompson was previously a management consultant specializing in telecommunications and technology enterprises with McKinsey & Company, a management consulting firm.

Mr. Thompson currently serves as a member of the board of directors of the following public companies: Sonus Networks, Inc. (NASDAQ: SONS), United Auto Group Inc. (NYSE: UAG), Axcelis Technologies, Inc. (NASDAQ: ACLS), and Bell Canada International, Inc. (NEX: BI.H). Mr. Thompson also serves as a member of the board of directors of ArrayComm, Inc., a privately held company engaged in the development of broadband wireless technology. Mr. Thompson is a trustee of Capitol College in Laurel, Maryland, and serves as a member of the Irish Prime Minister’s Ireland-America Economic Advisory Board. Mr. Thompson formerly served on the boards of DynCorp, Williams Communications Group, Inc. and Comcast UK Cable Partners Limited. Mr. Thompson is a former Chairman of the U.S. Competitive Telecommunications Association (CompTel) and also served as Chairman of both the Advisory Committee for Telecommunications and, more recently, the Advisory Committee on Infocoms, for Ireland’s Department of Public Enterprise. From January 1999 to March 1999, Mr. Thompson was the non-executive Chairman of Telecom Eireann, Ireland’s incumbent telephone company. Mr. Thompson received a B.S. from the University of Massachusetts and an M.B.A. from Harvard Business School.

Rhodric C. Hackman has been our President, Secretary and a Director since our inception. In October 1999, Mr. Hackman co-founded Mercator Capital L.L.C., a merchant and investment bank focused on communications, media and technology. Mr. Hackman has been a partner of Mercator Capital and its affiliates since formation. In January 1991, Mr. Hackman co-founded Hackman, Baring & Co. Incorporated, a boutique investment bank specializing in the communications industry. Mr. Hackman served as a principal of Hackman, Baring & Co. until it was sold to PricewaterhouseCoopers Securities in September 1997. From the date of the sale until September 1999, Mr. Hackman served as Co-Head of Communications & Media in the investment banking group at PricewaterhouseCoopers Securities. From June 1993 to March 1995, Mr. Hackman was President and a member of the board of directors of HB Communications Acquisition Corp., a blank check company with an objective to acquire an operating business in the communications industry. From 1981 to 1990, Mr. Hackman served as Co-Head of Communications in the investment banking group at Kidder, Peabody & Co., an investment banking firm. Mr. Hackman received a B.S. from the United States Naval Academy and an M.B.A. from Cornell University.

Lior Samuelson has been our Executive Vice President and a Director since our inception. In October 1999, Mr. Samuelson co-founded Mercator Capital and has been a partner of it and its affiliates since formation. From 1997 until 1999, Mr. Samuelson was President and Chief Executive Officer of PricewaterhouseCoopers Securities. From 1994 to 1996, Mr. Samuelson served as Chief Executive Officer of Barents Group, a merchant bank and advisory firm specializing in assisting companies in emerging markets. Barents Group was a subsidiary of KPMG which grew to approximately 400 professionals. In 1985, Mr. Samuelson joined PEG Group, a company that specialized in developing simulation software and services, which was sold to KPMG in December 1986. Mr. Samuelson became a partner of KPMG in 1986, and served as a partner of KPMG until 1994. From 1980 until 1985, Mr. Samuelson served in a senior management position with Booz, Allen & Hamilton, a management consulting firm. Since August 2001, Mr. Samuelson has served as a Director of Deltathree, Inc. (NASDAQ:DDDC), an internet telephony company, and, since April 2001, as a Director of Civcom, a privately held telecommunication equipment company. Mr. Samuelson received a B.S. and an M.S. from Virginia Tech.

David Ballarini has been our Chief Financial Officer, Treasurer and a Director since our inception. In October 1999, Mr. Ballarini co-founded Mercator Capital L.L.C. and has been a partner of it and its affiliates since formation. From 1997 to 1999, Mr. Ballarini served as Director of Strategy and Corporate Development at PricewaterhouseCoopers Securities. From 1993 to 1997, Mr. Ballarini served as an engagement manager of McKinsey & Company, a management consulting firm, where he specialized in advising companies across various industries on growth strategy development, including executing strategic acquisitions and divestitures as well as leading post-merger integration activities. From 1991 to 1993, Mr. Ballarini attended business school. From 1985 until 1991, Mr. Ballarini was involved in several key defense technology programs including aircraft and aerospace system development initiatives as a senior project manager at Atlantic Research Corporation and the United States Naval Air Development Center. Mr. Ballarini received a B.S.E. from Princeton University, an M.S.A.E. from Georgia Tech as well as an M.B.A. from The Wharton School.

Morgan E. O’Brien has served as a Special Advisor to us since January 2005. Mr. O’Brien has served as Vice Chairman of Nextel (NASDAQ:NXTL) since 1996. Mr. O’Brien co-founded what would become Nextel (Fleet Call) in 1987 and served as Chairman of the Board through 1996. From 1987 to 1994, Mr. O’Brien also served as General Counsel of Nextel. Mr. O’Brien was with the firm of Jones, Day, Reavis & Pogue from January 1986 to January 1990, during which time he served as the partner-in-charge of the firm’s telecommunications practice. Mr. O’Brien also served as a consultant to Jones, Day, Reavis & Pogue from January 1990 to October 1991. From June 1979 until April 1987, Mr. O’Brien was in private legal practice and represented major specialized mobile radio operators in proceedings before the Federal Communications Commission. From October 1970 to June 1979, Mr. O’Brien served in a variety of legal and managerial positions with the FCC in the areas of private radio and radio common carrier administration. Mr. O’Brien began his career as a lawyer with the Mobile Services Division of the FCC in 1970 where he assisted in establishing the rules and procedures for all land mobile services. Mr. O’Brien currently serves as Chairman of the Board of Trustees of The Field School in Washington, DC, and is also a member of the law board of Northwestern University School of Law. Mr. O’Brien received an A.B. in Classical Studies from Georgetown University and a J.D. from Northwestern University.

Alex Mandl has served as a Special Advisor to us since January 2005. Since September 2002, Mr. Mandl has served as President and Chief Executive Officer of Gemplus International S.A. (NASDAQ:GEMP), a leading provider of smart card technologies serving the wireless, financial services, identification and security markets, and, since October 2002, as a Director of Gemplus International. From April 2001 through August 2002, Mr. Mandl was a principal in ASM Investments focusing on technology investments. From 1996 to March 2001, Mr. Mandl served as Chairman and Chief Executive Officer of Teligent Inc., a company he started in 1996 which offered the business markets an alternative to the local Bell Companies for telecommunication/internet services. With the collapse of the new competitive local exchange carrier industry and the closing of the capital markets for this sector, on May 21, 2001, Teligent filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. From 1991 to 1996, Mr. Mandl was with AT&T where he served as President and Chief Operating Officer with responsibility for long distance, wireless, local communications and internet services. Prior to this position, Mr. Mandl was AT&T’s Chief Financial Officer. Between 1987 and 1991, Mr. Mandl was Chairman and Chief Executive Officer of Sea-Land Services, Inc., a provider of ocean transport services. In 1980, he joined Seaboard Coastline Industries, a diversified transportation company, as Senior Vice President and Chief Financial Officer. Mr. Mandl began his career in 1969, when he joined Boise Cascade Corp. as a merger and acquisition analyst, and he held various financial positions during the next eleven years. Mr. Mandl serves on the boards of Dell Inc. (NASDAQ:DELL), the Walter A. Haas School of Business at the University of California at Berkeley, Willamette University and the American Enterprise Institute for Public Policy Research. Mr. Mandl holds a B.A. in economics from Willamette University in Salem, Oregon and an M.B.A. from the University of California at Berkeley.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Lior Samuelson, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of David Ballarini, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Rhodric Hackman and H. Brian Thompson, will expire at the third annual meeting.

These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition. We believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transactional expertise should enable them to successfully identify and effect an acquisition.

Executive Compensation

No executive officer has received any cash compensation for services rendered. Commencing on the effective date of this prospectus through the acquisition of a target business, we will pay Mercator Capital L.L.C., an affiliate of Messrs. Hackman, Samuelson and Ballarini, a fee of $7,500 per month for providing us with office space and certain office and administrative services. However, this arrangement is solely for our benefit and is not intended to provide any of Messrs. Hackman, Samuelson and Ballarini compensation in lieu of a salary. No other executive officer or director has a relationship with or interest in Mercator Capital L.L.C. Other than this $7,500 per-month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to any of our officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because none of our directors will be deemed “independent,” we will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•	None of our officers and directors are required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see the previous section entitled “Directors and Executive Officers.”

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us.

•	Since our directors own warrants that are subject to lock-up agreements restricting their sale until a business combination is successfully completed or the trust fund is distributed to our Class B stockholders, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination.

•	The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, and completing a business combination in a timely manner.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has agreed, until the earlier of a business combination or the distribution of the trust fund to the Class B stockholders, or such time as he ceases to be an officer or director, to present to us for our consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to us subject to any pre-existing fiduciary or contractual obligations he might have.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our officers and directors unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view.

Prior Involvement of Principals in Blank Check Companies

Mr. Hackman is our only officer or director that has been a principal of another company that has completed an offering similar to this offering and executed a business plan similar to our business plan. Mr. Hackman directed the completion of a public offering of HB Communications Acquisition Corp., a blank check company with an objective to acquire an operating business in the communications industry, on June 30, 1993, which raised gross proceeds of $10.35 million at an offering price of $6.00 per unit.

From its inception until it completed its business combination with IT Network, Inc. on March 2, 1995, Mr. Hackman was HB Communications’ President, Treasurer and a member of its board of directors. During this period, Mr. Hackman did not receive any salary for his services to HB Communications. However, Hackman, Baring & Co. Incorporated, an affiliate of Mr. Hackman’s, received a $5,000 per month fee from HB Communications for use of office space and administrative services. Pursuant to the merger agreement with IT Network, all of the outstanding shares of common and preferred stock of IT Network were converted into the right to receive a total of 13,393,984 shares of HB Communications’ common stock. At the time of the business combination, Mr. Hackman held 165,250 shares of HB Communications, including 75,000 shares which were held by Hackman, Baring & Co. Incorporated. In connection with the business combination, HB Communications changed its name to Source Media, Inc. Mr. Hackman remained as a director on the board of Source Media until April 1997, at which time he resigned. During this period, Mr. Hackman did not receive any salary for his services to Source Media. Source Media was a producer of media content and its securities were traded on the Nasdaq Stock Market under the symbol SRCM until March 2002 when it sold substantially all of its assets and effectively terminated its operations.

We cannot assure you that we will be able to effect a business combination or that the type of business or the performance of the target business, if any, will be similar to that of Source Media.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock and Class B common stock as of April 11, 2005, and as adjusted to reflect the sale of our common stock included in the Series A units and our Class B common stock included in the Series B units offered by this prospectus (assuming they do not purchase units in this offering), by each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; each of our special advisors, officers and directors; and all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner	Common Stock						Class B Common Stock
	Before Offering			After Offering			Before Offering		After Offering
	Number		Percent	Number		Percent	Number	Percent	Number	Percent
H. Brian Thompson 1950 Old Gallows Road, Vienna, Virginia 22182	25	(1)	25%	25	(1)	*	—	—	—	—
Rhodric C. Hackman(2)	25	(3)	25%	25	(3)	*	—	—	—	—
Lior Samuelson(2)	25	(4)	25%	25	(4)	*	—	—	—	—
David Ballarini(2)	25	(5)	25%	25	(5)	*	—	—	—	—
Morgan E. O’Brien(2)	(6)		*	(6)		*	—	—	—	—
Alex Mandl(2)	(7)		*	(7)		*	—	—	—	—
All executive officers and directors as a group (4 persons)	100	(8)	100%	100	(8)	*	—	—	—	—

*	Less than 1%.
(1)	Includes 25 shares of common stock owned by Universal Telecommunications, Inc. Mr. Thompson is the Chief Executive Officer and majority shareholder of Universal Telecommunications, Inc. The shares of Universal Telecommunications, Inc. not held by Mr. Thompson are owned by members of his family. Does not include 1,212,500 shares of common stock issuable upon exercise of Class W and Class Z warrants held by Universal Telecommunications, Inc. which are not exercisable and will not be exercisable within the next 60 days.
(2)	The beneficial owner’s address is c/o Mercator Partners Acquisition Corp., One Fountain Square, 11911 Freedom Drive, Suite 1080, Reston, Virginia 20190.
(3)	Includes 25 shares of common stock owned by the Hackman Family Trust. Mr. Hackman and his spouse are the trustees of the Hackman Family Trust, the beneficiaries of which are members of the Hackman family. Does not include 990,000 shares of common stock issuable upon exercise of Class W and Class Z warrants held by the Hackman Family Trust which are not exercisable and will not be exercisable within the next 60 days. Also does not include 667,500 shares of common stock issuable upon exercise of Class W and Class Z warrants held by Mercator Capital L.L.C. which are not exercisable and will not be exercisable within the next 60 days.
(4)	Does not include 990,000 shares of common stock issuable upon exercise of Class W and Class Z warrants held by Mr. Samuelson which are not exercisable and will not be exercisable within the next 60 days. Also does not include 667,500 shares of common stock issuable upon exercise of Class W and Class Z warrants held by Mercator Capital L.L.C. which are not exercisable and will not be exercisable within the next 60 days.
(5)	Does not include 990,000 shares of common stock issuable upon exercise of Class W and Class Z warrants held by Mr. Ballarini which are not exercisable and will not be exercisable within the next 60 days. Also does not include 667,500 shares of common stock issuable upon exercise of Class W and Class Z warrants held by Mercator Capital L.L.C. which are not exercisable and will not be exercisable within the next 60 days.
(6)	Does not include 50,000 shares of common stock issuable upon the exercise of Class W and Class Z warrants held by Mr. O’Brien which are not exercisable and will not be exercisable within the next 60 days.
(7)	Does not include 50,000 shares of common stock issuable upon the exercise of Class W and Class Z warrants held by Mr. Mandl which are not exercisable and will not be exercisable within the next 60 days.
(8)	Does not include 4,950,000 shares of common stock issuable upon exercise of Class W and Class Z warrants which are not exercisable and will not be exercisable within the next 60 days.

Messrs. Thompson, Hackman, Samuelson, and Ballarini may be deemed to be our “parents” and “promoters,” as these terms are defined under the Federal securities laws.

CERTAIN TRANSACTIONS

Prior to the date of this prospectus, we issued 100 shares of common stock for $500 in cash, or a purchase price of $5.00 per share. We also issued 2,475,000 Class W warrants and 2,475,000 Class Z warrants for $247,500 in cash, at a purchase price of $0.05 per warrant. These securities were issued to the individuals and entities set forth below, as follows:

Name	Number of Shares of Common Stock		Number of Class W Warrants		Number of Class Z Warrants		Relationship to Us
H. Brian Thompson	25	(1)	618,750	(1)	618,750	(1)	Chairman and Chief Executive Officer

Rhodric C. Hackman	25	(2)	495,000	(2)(3)	495,000	(2)(3)	President, Secretary and Director

Lior Samuelson	25		495,000	(3)	495,000	(3)	Executive Vice President and Director

David Ballarini	25		495,000	(3)	495,000	(3)	Chief Financial Officer, Treasurer and Director

Mercator Capital L.L.C.	—		371,250		371,250		Warrant holder

(1)	Shares and warrants were acquired and are held by Universal Telecommunications, Inc.

(2)	Shares and warrants were acquired and are held by the Hackman Family Trust.

(3)	Does not include 371,250 Class W warrants and 371,250 Class Z warrants purchased by Mercator Capital L.L.C., an affiliate of Messrs. Hackman, Samuelson and Ballarini.

Subsequent to the purchase by the individuals and entities of the securities referenced in the above table, Mercator Capital and Universal Telecommunications sold at fair market value, in the aggregate, 25,000 Class W warrants and 25,000 Class Z warrants to each of Mr. O’Brien and Mr. Mandl.

Each of the current holders of our securities has agreed, pursuant to a letter agreement between us and HCFP/Brenner Securities, not to sell any of the foregoing securities until the completion of a business combination. In addition, the holders of our common stock outstanding prior to this offering have agreed to waive their right to participate in any liquidation distribution with respect to shares of common stock acquired by them prior to this offering.

Mercator Capital L.L.C., an affiliate of Messrs. Hackman, Samuelson and Ballarini, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to us a small amount of office space and certain office and administrative services, as we may require from time to time. We have agreed to pay Mercator Capital L.L.C. $7,500 per month for these services. Messrs. Hackman, Samuelson and Ballarini are each principals of and, in the aggregate, 95% owners of Mercator Capital L.L.C. Consequently, each of Messrs. Hackman, Samuelson and Ballarini will benefit from this transaction to the extent of their interests in Mercator Capital L.L.C. However, this arrangement is solely for our benefit and is not intended to provide Messrs. Hackman, Samuelson and Ballarini compensation in lieu of a salary. We believe, based on rents and fees for similar services in the Washington, D.C. metropolitan area, that the fees charged by Mercator Capital L.L.C. is at least as favorable as we could have obtained from an unaffiliated person. However, as our directors may not be deemed “independent,” we did not have the benefit of disinterested directors approving this transaction.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $7,500 per-month administrative fee payable to Mercator Capital, L.L.C., and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our officers or directors, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 40,000,000 shares of common stock, par value $.0001, 12,000,000 shares of Class B common stock, par value $.0001, and 5,000 shares of preferred stock, par value $.0001. As of the date of this prospectus, 100 shares of our common stock are outstanding, held by four recordholders. No shares of our Class B common stock or preferred stock are currently outstanding.

Units

Each Series A unit consists of two shares of common stock, five Class W warrants and five Class Z warrants. Each Series B unit consists of two shares of Class B common stock, one Class W warrant and one Class Z warrant. Each Class W warrant and each Class Z warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately on the 90th day after the date of this prospectus unless HCFP/Brenner Securities informs us of its decision to allow earlier separate trading, provided that in no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited financial statements reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which will include audited financial statements upon the consummation of this offering. The audited financial statements will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K.

Common Stock

We have two classes of common stock. Holders of common stock and Class B common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders other than a vote in connection with a proposed business combination. Only holders of our Class B common stock are entitled to vote in connection with a proposed business combination. In the event of a business combination, all outstanding Class B common stock will be automatically converted into common stock unless the holder exercises the conversion rights described elsewhere herein. In the event we are unable to complete a business combination, the trust fund will be distributed to the holders of our Class B common stock and all then outstanding shares of Class B common stock will be automatically cancelled. Accordingly, following the completion of a business combination or the distribution of the trust fund to the Class B stockholders, we will have only one class of common stock outstanding.

We will proceed with a business combination only if the holders of a majority of the Class B shares cast at the meeting to approve the business combination vote in favor of the business combination and Class B stockholders owning less than 20% of the Class B shares sold in this offering both vote against the business combination and also exercise conversion rights discussed elsewhere herein. In connection with the vote required for any business combination, all of our officers and directors who purchase Class B shares in this offering or following this offering in the open market, may vote their Class B shares in any manner they determine, in their sole discretion.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

If we do not complete a business combination within 12 months after the completion of this offering, or within 18 months if the extension criteria described below have been satisfied, we will distribute to all of our Class B stockholders, in proportion to the number of Class B shares held by each stockholder, an aggregate sum equal to the amount in the trust fund, inclusive of any interest, and all then outstanding shares of Class B common stock will be automatically cancelled. Holders of our common stock will not be entitled to receive any of the proceeds held in the trust fund. Other than the automatic conversion of Class B common to common discussed above, our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that Class B stockholders have the right to have their shares of Class B common stock converted to cash equal to their pro rata share of the trust fund if they vote against the business combination and the business combination is approved and completed. Class B stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units.

Our Certificate of Incorporation provides for mandatory liquidation in the event that we do not consummate a business combination within 12 months after the completion of this offering, or within 18 months if certain extension criteria have been satisfied.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 5,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust fund, or which votes as a class with the Class B common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

We currently have Class W and Class Z warrants outstanding.

Each Class W warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; or

•	April 11, 2006.

The Class W warrants will expire at 5:00 p.m., New York City time on April 10, 2010.

We may call the Class W warrants (except as set forth below), with HCFP/Brenner Securities’ prior consent, for redemption,

•	in whole and not in part,

•	at a price of $.05 per Class W warrant at any time after the Class W warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each Class W warrantholder, and

•	if, and only if, the reported last sale price of our common stock equals or exceeds $7.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to the Class W warrantholders.

The Class W warrants outstanding prior to this offering, all of which are held by our officers and directors or their affiliates, shall not be redeemable by us as long as such warrants continue to be held by such individuals.

Each Class Z warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; or

•	April 11, 2006.

The Class Z warrants will expire at 5:00 p.m., New York City time on April 10, 2012.

We may call the Class Z warrants (except as set forth below), with HCFP/Brenner Securities’ prior consent, for redemption,

•	in whole and not in part,

•	at a price of $.05 per Class Z warrant at any time after the Class Z warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each Class Z warrantholder, and

•	if, and only if, the reported last sale price of our common stock equals or exceeds $8.75 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to the Class Z warrantholders.

The Class Z warrants outstanding prior to this offering, all of which are held by our officers and directors or their affiliates, shall not be redeemable by us as long as such warrants continue to be held by such individuals.

The Class W and Class Z warrants will be issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Class W and Class Z warrants.

The exercise price and number of shares of common stock issuable on exercise of the Class W and Class Z warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Class W and Class Z warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The Class W and Class Z warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The Class W and Class Z warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the Class W and Class Z warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Purchase Option

We have agreed to sell to the representative of the underwriters an option to purchase up to a total of 25,000 Series A units at a per-unit price of $17.325 and/or 230,000 Series B units at a per-unit price of $16.665. For a more complete description of the purchase option, including the terms of the units underlying the option, see the section below entitled “Underwriting — Purchase Option.”

Dividends

We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

Shares Eligible for Future Sale

Immediately after this offering, we will have 1,000,100 shares of common stock outstanding, or 1,150,100 shares of common stock if the representative’s over-allotment option is exercised in full, and 9,200,000 shares of Class B common stock outstanding, or 10,580,000 shares of Class B common stock if the representative’s over-allotment is exercised in full. Of these shares, the 1,000,000 shares of common stock sold in this offering, or 1,150,000 shares of common stock if the over-allotment option is exercised, and 9,200,000 shares of Class B common stock sold in this offering, or 10,580,000 shares of Class B common stock if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 100 shares of common stock are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 prior to January 3, 2006.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 10,000 shares of common stock and 92,000 shares of Class B common stock immediately after this offering (or 11,500 and 105,800 if the representative of the underwriters exercises its over-allotment option); and

•	the average weekly trading volume of the common stock or the Class B common stock, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act when reselling the securities of a blank check company. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The holders of our issued and outstanding shares of common stock and Class W and Class Z Warrants on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these securities are entitled to make up to two demands that we register their shares of common stock, their warrants and the shares of common stock underlying their warrants. The holders of the majority of these securities can elect to exercise these registration rights at any time after the consummation of a business combination. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which HCFP/Brenner Securities LLC is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Series A Units	Number of Series B Units
HCFP/Brenner Securities LLC.	221,500	1,815,000
Morgan Joseph & Co. Inc.	120,000	1,200,000
Brean Murray & Co., Inc.	72,500	725,000
Ladenburg Thalmann & Co. Inc.	36,000	360,000
Maxim Group LLC	27,500	275,000
I-Bankers Securities Incorporated	13,500	135,000
Legend Merchant Group Inc.	9,000	90,000

Total	500,000	4,600,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

State Blue Sky Information

We will offer and sell the units to retail customers only in Colorado, Delaware, Florida, Hawaii, Illinois, Indiana, Maryland, New York and Rhode Island. In New York and Hawaii, we have relied on exemptions from the state registration requirements for transactions between an issuer and an underwriter involving a firm-commitment underwritten offering. In the other states, we have applied to have the units registered for sale and will not sell the units in these states until such registration is effective (including in Colorado, pursuant to 11-51-302(6) of the Colorado Revised Statutes).

If you are not an institutional investor, you may purchase our securities in this offering only in the jurisdictions described directly above. Institutional investors in every state except in Idaho, Oregon and South Dakota may purchase the units in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

Under the National Securities Markets Improvement Act of 1996, the resale of the units, from and after the effective date, and the common stock, Class B common Stock, Class W and Class Z warrants comprising the units, once they become separately transferable, are exempt from state registration requirements because we will file periodic and annual reports under the Securities Exchange Act of 1934. However, states are permitted to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. The following states do not presently require any notice filings or fee payments and permit the resale of the units, and the common stock, Class B common stock, Class W and Class Z warrants comprising the units, once they become separately transferable:

•	Alabama, Arizona, Colorado, Connecticut, Florida, Georgia, Hawaii, Indiana, Louisiana, Maine, Missouri, Nevada, New York, North Carolina, Ohio, Pennsylvania, Utah, Virginia, Washington, and Wisconsin.

Additionally, the following states permit the resale of the units, and the common stock and warrants comprising the units, once they become separately transferable, if the proper notice filings have been made and fees paid:

•	Delaware, the District of Columbia, Kansas, Maryland, Michigan, New Hampshire, Rhode Island, South Carolina, Texas and Vermont.

As of the date of this prospectus, we have not determined in which, if any, of these states we will submit the required filings or pay the required fee. If any of these states that has not yet adopted a statute relating to the

National Securities Markets Improvement Act adopts such a statute in the future requiring a filing or fee or if any state amends its existing statutes with respect to its requirements, we would need to comply with those new requirements in order for the securities to continue to be eligible for resale in those jurisdictions.

Despite the exemption from state registration provided by the National Securities Markets Improvement Act, described above, the following states and territory, regardless of whether they require a filing to be made or fee to be paid, have advised us that they do not recognize this act as a basis for exempting the registration of resales in their states of securities issued in blank check offerings:

•	Alaska, Arkansas, California, Illinois, Iowa, Kentucky, Massachusetts, Minnesota, Mississippi, Montana, Nebraska, New Jersey, New Mexico, North Dakota, Oklahoma, Puerto Rico, Tennessee, West Virginia and Wyoming.

We do not intend to register the resale of the securities sold in this offering in these states.

However, we believe that the units, from and after the effective date, and the common stock, Class B common stock, Class W and Class Z warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in each of the following states, without any notice filings or fee payments, based upon the availability of another applicable exemption from the state’s registration requirements:

•	immediately in Delaware, the District of Columbia, Illinois, Kentucky, Maryland and Rhode Island;

•	commencing 90 days after the date of this prospectus in Iowa and New Mexico; and

•	commencing 180 days from the date of this prospectus in Massachusetts.

Idaho, Oregon and South Dakota have informed us that they do not permit the resale in their states of securities issued in blank check offerings, without exception. We will amend this prospectus for the purpose of disclosing additional states, if any, which advise us that our securities will be eligible for secondary trading without registration.

Pricing of Securities

We have been advised by the representative that the underwriters propose to offer the Series A and Series B units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $0.378 per Series A unit and $0.3636 per Series B unit and the dealers may reallow a concession not in excess of $0.10 per Series A unit and $0.10 per Series B unit to other dealers.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Over-Allotment Option

We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 75,000 additional Series A units and/or 690,000 additional Series B units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Series A unit	Per Series B unit	Without option	With option
Public offering price	$10.500	$10.100	$51,710,000	$59,466,500
Discount	$0.630	$0.606	$3,102,600	$3,567,990
Non Accountable Expense Allowance(1)	$0.105	$0.101	$517,100	$517,100
Proceeds before expenses(2)	$9.765	$9.393	$48,090,300	$55,381,410

(1)	The non-accountable expense allowance is not payable with respect to the units sold upon exercise of the underwriters’ over-allotment option.

(2)	The offering expenses are estimated at $305,000.

Purchase Option

We have agreed to sell to the representative, for $100, an option to purchase up to a total of 25,000 Series A units and/or 230,000 Series B units. The Series A and Series B units issuable upon exercise of this option are identical to those offered by this prospectus, except that the exercise price of the warrants included in the units are $5.50 per share (110% of the exercise price of the warrants included in the units sold to the public) and the Class Z warrants shall be exercisable by the representative for a period of only five years from the date of this prospectus. This option is exercisable at $17.325 per Series A unit and $16.665 per Series B unit commencing on the later of (a) one year from the date of this prospectus or (b) the earlier of the completion of a business combination with a target business, or the distribution of the trust fund to the Class B stockholders and expiring five years from the date of this prospectus. The option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period following the date of this prospectus. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part of, the option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of Series A and Series B units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Warrant Solicitation Fee

We have engaged HCFP/Brenner Securities, the representative of the underwriters, on a non-exclusive basis, as our agent for the solicitation of the exercise of the Class W and Class Z warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each Class W and Class Z warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the Class W and Class Z warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrantholders about us or the market for our securities, and assisting in the processing of the exercise of warrants. No compensation will be paid to the representative upon the exercise of the Class W and Class Z warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the underwriters solicited the exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed a specified maximum.

•	Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•	Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

We have granted the representative the right to have its designee present at all meetings of our board of directors for a period of five years from the date of this prospectus. The designee will be entitled to the same notices and communications sent by us to our directors and to attend directors’ meetings, but will not have voting rights. Additionally, upon consummation of a business combination and until the expiration of the five year period, the representative shall be entitled to appoint a designee to our board of directors. The representative has not named a designee as of the date of this prospectus.

We have engaged the representative to act as our investment banker in connection with our business combination. We will pay the representative a cash fee at the closing of our business combination for assisting us in structuring and negotiating the terms of the transaction equal to 5% of the first $5 million of total consideration paid in connection with the business combination and an additional 4% on all consideration over $5 million, with a maximum fee to be paid of $500,000. Except as set forth above, we are not under any contractual obligation to engage the representative or any of the other underwriters to provide any services for us after this offering, but if we do, we may pay the underwriters fees that would be determined at that time in an arm’s length negotiation where the terms would be fair and reasonable to each of the interested parties; provided that except as set forth above with respect to the representative acting as our investment banker, no agreement with the representative will be entered into and no fee will be paid prior to the one year anniversary of the date of this prospectus.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by Eaton & Van Winkle, LLP, New York, New York. Graubard Miller, New York, New York, is acting as counsel for the underwriters in this offering.

EXPERTS

The balance sheet of Mercator Partners Acquisition Corp. as of January 12, 2005, and the related statements of operations, stockholders’ equity and cash flows for the period from January 3, 2005 (inception) to January 12, 2005, included in this prospectus and in the registration statement have been included herein in reliance upon the report, which includes an explanatory paragraph relating to Mercator Partners Acquisition Corp.’s ability to continue as a going concern, of J.H. Cohn LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

MERCATOR PARTNERS ACQUISITION CORP.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Mercator Partners Acquisition Corp.

We have audited the accompanying balance sheet of Mercator Partners Acquisition Corp. as of January 12, 2005, and the related statements of operations, stockholders’ equity and cash flows for the period from inception (January 3, 2005) to January 12, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mercator Partners Acquisition Corp. as of January 12, 2005, and its results of operations and cash flows for the period from inception (January 3, 2005) to January 12, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ J. H. Cohn LLP

Jericho, New York

January 21, 2005, except for the matters discussed in Notes 7 and 8 as to which the dates are February 22, 2005 and April 15, 2005, respectively.

MERCATOR PARTNERS ACQUISITION CORP.

BALANCE SHEET

January 12, 2005

ASSETS

Current Assets:

Cash and cash equivalents	$248,027

Deferred registration costs	50,500

Total	298,527

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:

Accrued offering costs	50,500
Accrued expenses	7,000

Total current liabilities	57,500

Commitments and Contingencies

Stockholders’ Equity:

Preferred stock, par value $.0001 per share, 5,000 shares authorized, no shares issued	—

Common stock, par value $.0001 per share, 40,000,000 shares authorized, 100 shares issued and outstanding	—

Common stock, Class B, par value $.0001 per share, 12,000,000 shares authorized, no shares issued	—

Additional paid-in-capital	248,000

Accumulated deficit	(6,973)

Total stockholders’ equity	241,027

Total	$298,527

See Notes to Financial Statements

MERCATOR PARTNERS ACQUISITION CORP.

STATEMENT OF OPERATIONS

From inception (January 3, 2005) to January 12, 2005

Revenue	$—
Operating Expenses:

Formation and operating costs	7,000

Loss from operations	(7,000)

Interest income	27

Net Loss	(6,973)

Weighted average number of common shares outstanding, basic and diluted	100

Net loss per common share, basic and diluted	$(69.73)

See Notes to Financial Statements

MERCATOR PARTNERS ACQUISITION CORP.

STATEMENT OF STOCKHOLDERS’ EQUITY

From inception (January 3, 2005) to January 12, 2005

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, January 3, 2005 (inception)	—	$—	$—	$—	$—

Issuance of Common Stock for Cash	100	—	500	—	500

Issuance of 4,950,000 Warrants for Cash at $0.05 Per Warrant	—	—	247,500	—	247,500

Net Loss	—	—	—	(6,973)	(6,973)

Balance, January 12, 2005	100	$—	$248,000	$(6,973)	$241,027

See Notes to Financial Statements

MERCATOR PARTNERS ACQUISITION CORP.

STATEMENT OF CASH FLOWS

For the period from inception (January 3, 2005) to January 12, 2005

OPERATING ACTIVITIES

Net loss	$(6,973)

Adjustments to reconcile net loss to net cash provided by operating activities:

Increase in accrued expenses	7,000

Net cash provided by operating activities	27

FINANCING ACTIVITIES

Proceeds from sales of common stock	500

Proceeds from sales of warrants	247,500

Net cash provided by financing activities	248,000

Net increase in cash and cash equivalents	248,027

CASH AND CASH EQUIVALENTS

Beginning of period	—

End of period	$248,027

Supplemental disclosure of non-cash financing activity:
Accrued offering costs	$50,500

See Notes to Financial Statements

MERCATOR PARTNERS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 —	DISCUSSION OF THE COMPANY’S ACTIVITIES; GOING CONCERN CONSIDERATION

Organization and activities — Mercator Partners Acquisition Corp. (the “Company”) was incorporated in Delaware on January 3, 2005 as a blank check company whose objective is to raise money and acquire an operating business. All activity from inception (January 3, 2005) through January 12, 2005 relates to the Company’s formation and capital raising activities.

The Company’s plans call for it to raise $51,710,000 in a public offering of its securities in which it would propose to issue common stock, Class B common stock and warrants of various terms (“Proposed Offering”). It is expected that the Company’s management would have broad authority with respect to the application of the proceeds of such offering although substantially all of the proceeds of such offering are intended to be applied generally toward consummating a merger with or acquisition of an operating business (a “Business Combination”) which is believed to have significant growth potential. Pending such a Business Combination, substantially all of the proceeds of any initial public offering would be held in trust (“Trust Fund”) to be returned to the holders of Class B common stock if a Business Combination is not contracted in 12 months, or consummated in 18 months, subsequent to the initial public offering (the “Target Business Acquisition Period”).

Both the common stock and the Class B common stock have one vote per share. However, the Class B stockholders may, and the common stockholders may not, vote in connection with a Business Combination. Further, should a Business Combination not be consummated during the Target Business Acquisition Period, the Trust Fund would be distributed pro-rata to all of the Class B common stockholders and their Class B common shares would be cancelled and returned to the status of authorized but unissued shares.

The Company, after signing a definitive agreement for a Business Combination, is obliged to submit such transaction for approval by a majority of the Class B common stockholders of the Company. Class B stockholders that vote against such proposed Business Combination are, under certain conditions, entitled to convert their shares into a pro-rata distribution from the Trust Fund (the “Conversion Right”). In the event that holders of a majority of the outstanding shares of Class B common stock vote for the approval of the Business Combination and that holders owning 20% or more of the outstanding Class B common stock do not exercise their Conversion Rights, the Business Combination may then be consummated. Upon completion of such Business Combination and the payment of any Conversion Rights (and related cancellation of Class B common stock), the remaining shares of Class B common stock would be converted to common stock.

Going concern consideration — As indicated in the accompanying financial statements, at January 12, 2005, the Company had approximately $248,000 in cash and working capital of approximately $191,000, excluding deferred offering costs of $50,500. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These factors, among others, indicate that the Company may be unable to continue operations as a going concern unless the Proposed Offering is consummated.

Management’s plans to address this uncertainty are discussed above. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the Target Business Acquisition Period. No adjustments have been made in the accompanying financial statements to the amounts and classification of assets and liabilities which could result should the Company be unable to continue as a going concern.

MERCATOR PARTNERS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents — Included in cash and cash equivalents are deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Net Loss Per Common Share — Net loss per common share is computed based on the weighted average number of shares of common stock and Class B common stock outstanding.

Basic earnings (loss) per common share excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the effect of outstanding warrants to purchase 4,950,000 shares of common stock is antidilutive, they have been excluded from the Company’s computation of net loss per common share. Therefore, basic and diluted loss per common share were the same for the period from inception (January 3, 2005) through January 12, 2005.

Fair Value of Financial Instruments — The fair values of the Company’s assets and liabilities that qualify as financial instruments under Statement of Financial Accounting Standards (“SFAS”) No. 107 approximate their carrying amounts presented in the balance sheet at January 12, 2005.

Use of Estimates and Assumptions — The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results can, and in many cases will, differ from those estimates.

Income Taxes — Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

New Accounting Pronouncements — The Company does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

MERCATOR PARTNERS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 3 —	INCOME TAXES

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to effect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Significant components of the Company’s future tax assets are as follows:

Tax effect of the operating loss carryforward	$2,000
Other deferred tax assets	800
Less valuation allowance	(2,800)

Total	$—

The Company estimates that it has incurred approximately $5,000 in net taxable losses from inception (January 3, 2005) through January 12, 2005. Management believes that these losses will be available to offset future taxable income. It has recorded a full valuation allowance against its deferred tax assets because it believes it is not more likely than not that sufficient taxable income will be realized during the carry-forward period to utilize the deferred tax asset. Realization of the future tax benefits is dependent upon many factors, including the Company’s ability to generate taxable income within the loss carry-forward period, which runs through 2025.

NOTE 4 —	COMMITMENTS

The Company has agreed to pay Mercator Capital L.L.C., an affiliate of a stockholder, $7,500 per month, commencing on consummation of the Proposed Offering, for office, secretarial and administrative services.

NOTE 5 —	PREFERRED STOCK

The Company is authorized to issue up to 5,000 shares of Preferred Stock with such designations, voting, and other rights and preferences as may be determined from time to time by the Board of Directors.

NOTE 6 —	WARRANTS TO PURCHASE COMMON STOCK

In January 2005, the Company issued to its shareholders Class W warrants to purchase 2,475,000 shares of the Company’s common stock, and Class Z warrants to purchase 2,475,000 shares of the Company’s common stock, for an aggregate purchase price of $247,500, or $0.05 per warrant.

Except as set forth below, the Class W warrants are callable, subject to adjustment in certain circumstances, and entitle the holder to purchase shares at $5.00 for a period commencing on the later of: (a) completion of the Business Combination and (b) one year from the consummation of a public offering of the Company’s securities, and ending five years from the date of the public offering.

Except as set forth below, the Class Z warrants are callable, subject to adjustment in certain circumstances, and entitle the holder to purchase shares at $5.00 for a period commencing on the later of: (a) completion of the Business Combination and (b) one year from the consummation of a public offering of the Company’s securities, and ending seven years from the date of the public offering.

The Class W warrants and Class Z warrants outstanding prior to the public offering, all of which are held by the Company’s officers and directors or their affiliates, shall not be redeemable by the Company as long as such warrants continue to be held by such individuals.

MERCATOR PARTNERS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 7 —	AMENDMENT OF CERTIFICATE OF INCORPORATION

Pursuant to an amendment to the Company’s Certificate of Incorporation effective February 22, 2005, in the event there is no Business Combination, the Company will dissolve and any remaining net assets, after the distribution of the Trust Fund to Class B stockholders, will be distributed to the holders of common stock sold in the Proposed Offering.

NOTE 8 —	SUBSEQUENT EVENTS

On April 15, 2005, the initial public offering (“IPO”) of 575,000 Series A Units and 5,290,000 Series B Units at a price of $10.50 and $10.10 per unit, respectively, inclusive of an exercised option by the underwriters, was consummated. Proceeds from the IPO, including the exercise of the over allotment option, totaled $55,032,019 which was net of $4,434,481 in underwriting and other expenses. $53,429,000 of the proceeds were placed in the Trust Fund.

Until May 21, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

$51,710,000

MERCATOR PARTNERS ACQUISITION CORP.

500,000 Series A Units

4,600,000 Series B Units

PROSPECTUS

HCFP/Brenner Securities LLC

Morgan Joseph

April 11, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions and the Representative’s non-accountable expense allowance) will be as follows:

Initial Trustees’ fee	$1,000.00	(1)
SEC Registration Fee	17,571.14
NASD filing fee	15,428.77
Accounting fees and expenses	35,000.00
Printing and engraving expenses	50,000.00
Directors & Officers liability insurance premiums	60,000.00	(2)
Legal fees and expenses	85,000.00
Blue sky services and expenses	50,000.00
Miscellaneous	52,000.09	(3)

Total	$366,000.00

(1)	In addition to the initial acceptance fee that is charged by American Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to American Stock Transfer & Trust Company annual fees of $3,000 for acting as trustee, $4,800 for acting as transfer agent of the registrant’s common stock and Class B common stock and $2,400 for acting as warrant agent for the registrant’s Class W and Class Z warrants.

(2)	This amount represents the approximate amount of Director and Officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummates a business combination.

(3)	This amount represents additional expenses that may be incurred by the registrant in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14.	Indemnification of Directors and Officers.

Our certificate of incorporation and by laws provide that all directors and officers of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by law. Our certificate of incorporation provides that the registrant may indemnify to the fullest extent permitted by law all employees of the registrant. Our by-laws provide that, if authorized by the board of directors, the registrant may indemnify any other person whom it has the power to indemnify under section 145 of the Delaware General Corporation Law.

Paragraph B of Article Ninth of our certificate of incorporation provides:

“The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is a was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director or officer as the request of the Corporation or predecessor Corporation.”

Paragraph C of Article Ninth of our certificate of incorporation provides:

“The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was an employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as an employee at the request of the Corporation or any predecessor to the Corporation.”

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

(a) During the past three years, we sold the following shares of common stock, Class W warrants and Class Z warrants without registration under the Securities Act:

Name	Number of Shares of Common Stock	Number of Class W Warrants	Number of Class Z Warrants
Universal Telecommunications, Inc.	25	618,750	618,750
The Hackman Family Trust	25	495,000	495,000
Lior Samuelson	25	495,000	495,000
David Ballarini	25	495,000	495,000
Mercator Capital L.L.C.	—	371,250	371,250

The shares of common stock, Class W and Class Z warrants were issued on January 6, 2005 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, wealthy individuals. The shares of common stock were sold at a purchase price of $5.00 per share for $500 and the Class W and Class Z warrants were sold at a purchase price of $0.05 per warrant for $247,500. Subsequent to the purchase by the individuals and entities of the securities referenced in the above table, Mercator Capital and Universal Telecommunications sold at fair market value, in the aggregate, 25,000 Class W warrants and 25,000 Class Z warrants to each of Mr. Morgan O’Brien and Mr. Alex Mandl. No underwriting discounts or commissions were paid with respect to such sales.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Form of Underwriting Agreement.*

1.2	Form of Selected Dealers Agreement.*

3.1	Amended and Restated Certificate of Incorporation.*

3.2	By-laws.*

4.1	Specimen Series A Unit Certificate.*

4.2	Specimen Series B Unit Certificate.*

4.3	Specimen Common Stock Certificate.*

4.4	Specimen Class B Common Stock Certificate.*

4.5	Specimen Class W Warrant Certificate.*

4.6	Specimen Class Z Warrant Certificate.*

4.7	Form of Unit Purchase Option to be granted to Representative*

4.8	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant.*

5.1	Opinion of Eaton & Van Winkle.*

10.1	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Rhodric C. Hackman.*

10.2	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Lior Samuelson.*

10.3	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and David Ballarini.*

10.4	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and H. Brian Thompson.*

10.5	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Alex Mandl.*

10.6	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Morgan O’Brien.*

10.7	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company and the Registrant.*

10.8	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders.*

10.9	Form of Letter Agreement between Mercator Capital L.L.C. and Registrant regarding administrative support.*

23.1	Consent of J.H. Cohn LLP.

23.2	Consent of Eaton & Van Winkle (included in Exhibit 5.1).*

24	Power of Attorney (included on signature page of this Registration Statement).*

*	Previously filed.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of April, 2005.

MERCATOR PARTNERS ACQUISITION CORP.

By:	*
H. Brian Thompson
Chairman and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

* H. Brian Thompson	Chairman and Chief Executive Officer (Principal Executive Officer)	April 19, 2005

/s/ RHODRIC C. HACKMAN Rhodric C. Hackman	President, Secretary and Director	April 19, 2005

* David Ballarini	Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	April 19, 2005

* Lior Samuelson	Executive Vice President and Director	April 19, 2005

Rhodric C. Hackman, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and indicated by signing above, and filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of each of the persons referenced above.

By:	/s/ RHODRIC C. HACKMAN
Rhodric C. Hackman

April 19, 2005